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Party A: KUO HUA Life Insurance Co.

Party B: Law Insurance Broker Co., Ltd.

Both parties agreed the terms and conditions set forth in this Contract (the “Contract”) as follows:

Article 1 Effective date of the Contract

The effective date of the Contract is on Dec. 1, 1991. The first contractual year will be on Dec. 31, 1991. The second contractual year starts in the beginning of next year and so on.

Article 2 Scope of cooperation

The scope of cooperation which is authorized by Party A are as fellows:

1.	Soliciting Party A’s life insurance products.
2.	Collecting initial premium on behalf of Party A.
3.	Collecting the proposal, application of modification of the insurance contract, application of insurance claim. Above-mentioned documents shall be submitted to Party A right after receives from those applicants.
4.	Depending on realistic factors, Party A is entitled to authorize, in a written form, Party B to execute other businesses.

Article 3 Payment of brokerage of Party B

Payment of brokerage of Party B is specifically stated in appendix 1 and 2 below. However, Party A remains the right of adjusting the brokerage depending on the realistic factors.

Article 4 Rights and obligations of Party B

Obligations of Party B are set as follows:

1.	Party A is entitled to terminate the Contract if Party B fails to reach the promised amount of 4,000,000 NT for every contractual year or fails to keep the 13th month of continuity rate over 65% in every contractual year.
2.	Party B shall execute signatory under Article 31 of the Regulations Governing the Supervision of Insurance Agencies, Brokers and Notaries.
3.	The execution of solicitation shall be under the Regulations Governing the Supervision of Insurance Solicitors. Party B shall be responsible for its solicitor violating the above-mentioned acts.

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4.	Party B shall follow the agreed procedure for the premium receipt.
5.	Pursuant to Article 35 of the Regulations Governing the Supervision of Insurance Agencies, Brokers and Notaries, Party B shall submit the premium to the Party A. The premium collected shall not be use to pay for brokerage of Party B. If Party B fails to do so, Party B shall be responsible for the losses of clients.
6.	Pursuant to related acts, laws and the guideline of business, Party B shall truthfully address the content of the insurance policy and insurance guideline to the clients.
7.	Party B is forbidden to change or modify insurance policy provided by Party A. Party B shall not make any kind of offer besides the content written in the insurance policy to the clients. Party B shall not damage Party A’s reputation.
8.	Party B shall obtain approval before any usage related to Party B’s name and trademark.
9.	Party B shall return the brokerage to Party A when the insurance contract is withdrawn, canceled or terminated for the violation of truthful disclosure.
10.	Party B shall provide insurance service for the policyholder.

Article 5

Party B is not entitled to receive the initial brokerage for newly entered insurance contract when the former insurance contract of the insured is defaulted or surrendered 6 months before the new insurance contract is entered. Party B shall return the brokerage to Party A when the former insurance contract of the insured is defaulted or surrendered 6 months after the new insurance contract is entered. However, Party B is still entitled to receive the brokerage base on the difference of the amount of insurance between the former contact and the new contract.

Article 6

Party B shall not cooperate or provide any business opportunities with any solicitors who are already engaging in business with Party A.

Article 7

Other than set forth in this Contract, both parties shall conduct its business under the Regulations Governing the Supervision of Insurance Agencies, Brokers and Notaries and Party A’s business guideline.

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Article 8

Party B shall notify Party A after the representative or signatory is incapable of fully operating their duties. The successor(s) of the Contract shall admit the existing contract immediately.

Article 9 Termination of the Contract

1.	Violates certain acts, laws or the Regulations Governing the Supervision of Insurance Agencies, Brokers and Notaries, causing Party B to lose the license of practicing solicitation, the Contract will be terminated.
2.	Violates Article 4, Section 1, Section 7 and Article 6, Party A is entitled to terminate the Contract.
3.	Mutual consents by both parties.

Article 10

When the Contract terminates, Party A agreed continuously to pay the brokerage of regular life insurance to Party B in accordance with the rate on brokerage stated in the appendix 1 below to. Party B also agreed that, the payment of brokerage shall be subtracted by the listed unpaid amount.

Article 11

Party B shall provide the renewed practicing certificate and submit it to Party A.

Article 12

Both parties agree that depends on the needs of both parties, one party is entitled to amend the Contract.

Article 13

The jurisdiction of court is chosen to be a jurisdiction of district court of Party A’s main office.

Article 14

This contract has two copies of the same form. Each party holds one.